Exhibit 99.1

For Immediate Release:

Time Warner Names Jeffrey L. Bewkes Chief Executive Officer,
Succeeding Richard D. Parsons Who Remains Chairman

New York, New York, November 5, 2007 -- Time Warner Inc. (NYSE:TWX) today announced that its Board of Directors has elected Jeffrey L. Bewkes as Chief Executive Officer of Time Warner Inc., effective January 1, 2008. Mr. Bewkes currently serves as President and Chief Operating Officer, and he will retain the title of President. Mr. Bewkes will succeed Richard D. Parsons as CEO, and Mr. Parsons will remain as Chairman of the Board.

“Dick Parsons has done an outstanding job during his tenure as Chief Executive Officer,” said Robert C. Clark, Chairman of the Nominating and Governance Committee, on behalf of the Board. “The Board is grateful for Dick’s exceptional leadership in turning this Company around and putting it on a solid foundation for the future. We look forward to working with Jeff Bewkes as he assumes the leadership of Time Warner going forward.”

Mr. Clark continued:  “Today’s decision is the culmination of a thoughtful and disciplined process that began in early 2006, when Dick Parsons initially approached the Board to discuss the timetable for the CEO succession. The Board is delighted that Jeff Bewkes will be the next CEO and that Dick Parsons will continue to serve as Chairman of the Board.”

“Jeff is the right person to be the next CEO of Time Warner, and I couldn’t be more delighted that he will lead this Company into the future,” Mr. Parsons said. “Jeff is a well-respected business executive both inside and outside the Company. His results-oriented management style and deep industry knowledge will be invaluable as he drives growth at Time Warner. Throughout his career, Jeff has demonstrated the capacity to generate industry-leading performances at our businesses, whether measured in terms of financial, operational or creative successes. We have had a terrific working partnership, and I am proud of what we accomplished together. As he leads Time Warner, Jeff will have my full support, and I am confident that Jeff will deliver a new era of growth for all of our Company’s important stakeholders.”

“I am honored to become the CEO of Time Warner and to follow a leader like Dick Parsons,” said Mr. Bewkes. “I welcome this opportunity to work with my colleagues and the Board to lead this Company successfully into the future. We have a lot to do, and I’m intensely focused on building shareholder value. Everyone at Time Warner owes Dick a debt of gratitude for his leadership as CEO over the last five years. Dick accomplished much to restore Time Warner’s stature as the world’s leading media and entertainment company, and he put into place the foundation and flexibility for our future growth. I have been privileged to work with Dick over these many years, and I look forward to benefiting from our close relationship as he continues to serve as Chairman of the Board.”

Jeffrey L. Bewkes Background

Before his latest appointment, Mr. Bewkes had been serving as President and Chief Operating Officer of Time Warner Inc. since 2006 and was elected to the Company’s Board of Directors earlier this year. In that position, he oversaw operations at Time Inc., HBO, Turner Broadcasting, Warner Bros., New Line Cinema, Time Warner Cable and AOL. From 2002 through 2005, Mr. Bewkes was Chairman of Time Warner’s entertainment and networks group.

Previously, Mr. Bewkes had been Chief Executive Officer of Home Box Office for seven years, where he was responsible for the overall management of the world's largest premium television company. Under his leadership, HBO became the world's most profitable TV network, while securing its reputation for critically acclaimed original programming, movies, documentaries, concerts and sports, as well as leadership in new technologies such as HBO On Demand.

Prior to that appointment, Mr. Bewkes served as HBO’s President and Chief Operating Officer from 1991 to 1995 and its Chief Financial Officer for the preceding five years. Before joining HBO, Mr. Bewkes worked for two years as an account officer for Citibank, NA, in New York.

Mr. Bewkes serves on the Board of Trustees for Yale University and the Museum of the Moving Image, and on the advisory boards for Stanford Graduate School of Business, Yale School of Management, the American Museum of Natural History, The Creative Coalition, and the Museum of Television and Radio.

Mr. Bewkes has a BA degree from Yale University and an MBA degree from Stanford Graduate School of Business.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Contacts:

Corporate Communications
Edward Adler (212) 484-6630
Keith Cocozza (212) 484-7482

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